EXHIBIT 99.1
News
For Immediate Release November 28, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES AND OMYA AG AGREE TO SETTLE COMMERCIAL AND PATENT LITIGATIONS
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NEW YORK, November 28 --Minerals Technologies Inc. (NYSE: MTX) announced that it has reached a settlement with Omya AG of pending commercial and patent litigation involving the two companies. Among other things, the settlement concerns Minerals Technologies' AT® precipitated calcium carbonate (PCC) acid tolerant technology. The settlement is on a worldwide basis. As a result of the settlement, litigation in the United States and Italy will be dismissed. A trial had been scheduled to begin in New York today.

      While the precise terms of the settlement are confidential, the settlement provides for the recognition of Minerals Technologies' intellectual property and patent rights. Upon receiving an upfront payment from Omya, Minerals Technologies will grant to Omya a non-exclusive royalty bearing license for the term of the patents.

      "We are pleased that the litigation has been resolved amicably and we remain committed to serving our customers' needs with innovative technological advancements," said Paul R. Saueracker, chairman, president and chief executive officer of Minerals Technologies Inc.

      Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $923.7 million in 2004.

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For further information about Minerals Technologies Inc. look on the Internet at www.mineralstech.com